Exhibit 99.(a)(4)

Schedule A Series of the Trust

Effective December 13, 2022

Name of Fund

Fixed Income
WisdomTree Short-Term Treasury Digital Fund
WisdomTree Floating Rate Treasury Digital Fund
WisdomTree 3-7 Year Treasury Digital Fund
WisdomTree 7-10 Year Treasury Digital Fund
WisdomTree Long-Term Treasury Digital Fund
WisdomTree TIPS Digital Fund

Equity
WisdomTree 500 Digital Fund
WisdomTree Technology & Innovation 100 Digital Fund
WisdomTree S&P 500 Twitter Sentiment Digital Fund

Asset Allocation
WisdomTree Short-Duration Income Digital Fund